Exhibit (k)(12)

AMENDMENT NO. 4 AND WAIVER NO. 1

TO

AMENDED AND RESTATED CREDIT AGREEMENT

AMENDMENT NO. 4 AND WAIVER NO. 1 (this “Amendment”), dated as of May 6, 2016, to the Amended and Restated Credit Agreement, dated as of May 16, 2013, by and among NEXPOINT CREDIT STRATEGIES FUND, a Delaware statutory trust (herein referred to as the “Borrower”), the Banks party thereto from time to time and STATE STREET BANK AND TRUST COMPANY, as agent for the Banks (in such capacity, the “Agent”), as amended by Amendment No. 1, dated as of January 9, 2014, Amendment No. 2, dated as of May 9, 2014 and Amendment No. 3, dated as of May 8, 2015 (as the same may be further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).

RECITALS

I. Each term that is defined in the Credit Agreement and not herein defined has the meaning ascribed thereto by the Credit Agreement when used herein.

II. The Borrower desires an amendment to and waiver under the Loan Documents upon the terms and conditions herein contained, and the Banks have agreed thereto upon the terms and conditions herein contained.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. The Borrower hereby:

(a) acknowledges and agrees that on and as of the date hereof, the aggregate outstanding principal balance of the Loans is $170,650,000 (the “Closing Date Loan Balance”),

(b) reaffirms and admits the validity and enforceability of each Loan Document to which it is a party and all of its obligations thereunder (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and an implied covenant of good faith and fair dealing) and (i) agrees and admits that it has no defense to any such obligation and (ii) agrees it shall not exercise any setoff or offset to any such obligation,

(c) acknowledges and agrees that, on and as of the date hereof it has no claim whatsoever against the Agent or any Bank under the Loan Documents and hereby waives and releases any and all such claims whether known or unknown, and

(d) (1) represents and warrants that, as of the date of execution and delivery hereof by the Borrower, after giving effect to the amendments contained in this Amendment, no Default has occurred and is continuing and (2) after giving effect to the amendments and waivers contained in this Amendment, the representations and warranties of the Borrower contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the date hereof with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

2. In consideration of the Borrower’s agreements, representations and warranties herein contained, including without limitation those set forth in paragraph 1 hereof, the Agent and the Banks hereby waive any Event of Default that occurred prior to the date hereof as a result of the Borrower’s failure to comply with Section 2.05(b) of the Credit Agreement or to properly notify, or certify to, the Agent or any Bank with respect to such failure, which Events of Default, after giving effect to the amendments and waiver contained herein, would no longer be continuing.

3. Section 1.01 of the Credit Agreement is hereby amended by inserting the following new defined terms in appropriate alphabetical order:

“Amendment Effective Date” has the meaning ascribed thereto by Amendment No. 4 and Waiver No. 1, dated as of May 6, 2016, to this Credit Agreement.

“Asset-backed Security” means a type of bond or note that is based on one or more pools of assets (including mortgages), or collateralized by the cash flows from one or more pools of underlying assets, and includes collateralized bond obligations, collateralized loan obligations and collateralized mortgage obligations.

“Bank Loan” means a debt obligation, other than a Security or a participation in such debt obligation, customarily referred to as a “bank loan”.

“Bank Loan Participation” means a participation interest in a Bank Loan.

“CLO Debt Security” means, as of any date, an Asset-backed Security that is collateralized by a pool of assets, the value of which is principally attributable to cash, Bank Loans, Bank Loan Participations and other income-producing debt instruments.

“CLO Entity” means, as of any date, any corporation or limited liability company, limited partnership or similar entity the value of the assets of which is principally attributable to cash, Bank Loans, Bank Loan Participations and other income-producing debt instruments.

“Eligible CLO Debt Security” means a CLO Debt Security (a) which is free and clear of any Adverse Claims, and (b) in which the Agent has, for the benefit of the Agent and the Banks, a first priority perfected security interest pursuant to the Security Documents (subject to Liens in favor of the Custodian granted pursuant to the Custody Agreement to secure obligations arising thereunder).

“Eligible CLO Equity Security” means a Security issued by a CLO Entity (a) which Security is not a CLO Debt Security, (b) which Security is free and clear of any Adverse Claims, and (c) in which Security the Agent has, for the benefit of the Agent and the Banks, a first priority perfected security interest pursuant to the Security Documents (subject to Liens in favor of the Custodian granted pursuant to the Custody Agreement to secure obligations arising thereunder).

“Eligible Non-OECD Sovereign Debt Securities” means the sovereign debt obligations of any country (a) which are not Eligible OECD Sovereign Debt Securities, (b) which are free and clear of any Adverse Claims and (c) in which the Agent has, for the benefit of the Agent and the Banks, a first priority perfected security interest pursuant to the Security Documents (subject to Liens in favor of the Custodian granted pursuant to the Custody Agreement to secure obligations arising thereunder).

“Eligible Other Investments” means the following investments to the extent (i) free and clear of any Adverse Claims, (ii) the Agent has, for the benefit of the Agent and the Banks, a first priority perfected security interest pursuant to the Security Documents (subject to Liens in favor of the Custodian granted pursuant to the Custody Agreement to secure obligations arising thereunder), and (iii) held by the Borrower on the Amendment Effective Date and listed in the Borrowing Base Report delivered on such date: (a) in Freedom REIT LLC, (b) in NexPoint Real Estate Capital, LLC, (c) in TerreStar Corporation, and (d) in Metro-Goldwyn Mayer.

“Eligible Tier 1 CLO Debt Security” means an Eligible CLO Debt Security which has a market value greater than 50% of the par value thereof.

“Eligible Tier 2 CLO Debt Security” means an Eligible CLO Debt Security which (a) is not an Eligible Tier 1 CLO Debt Security, and (b) is rated B-or better by S&P or B3 or better by Moody’s.

“Investment Percentage” means, during each period set forth below, the percentage set forth below adjacent to such period:

Period	Percentage
Amendment Effective Date to but excluding June 30, 2016	25%
June 30, 2016 to but excluding July 31, 2016	20%
July 31, 2016 and thereafter	15%

“Quoted Investment” means, at any time, any investment by the Borrower that is valued by the Borrower by reference to (a) the closing price thereof on an exchange, (b) quotes from one or more broker-dealers that are not Affiliates of the Borrower or the Investment Manager, or (c) the market price therefor determined by one or more pricing services or market data services, in each case that are not Affiliates of the Borrower or the Investment Manager.

“Revolving Period End Date” means May 6, 2016.

“Security” means a “security” within the meaning of the Securities Act.

“Unquoted Investment” means, with respect to the Borrower, (a) any equity investment held by the Borrower whose value is not determined primarily by reference to the closing price thereof on a nationally-recognized securities exchange, and (b) any other investment held by the Borrower other than a Quoted Investment.

4. Each of the defined terms “Adjusted Net Assets”, “Base Rate Margin”, “Borrowing Base”, “Eligible Domestic Debt Securities”, “Eligible Domestic Equity Securities”, “Eligible Government Securities”, “Eligible Guaranteed Debt Securities”, “Eligible Senior Loans”, “LIBOR Margin”, “Revolving Credit Period”, “Termination Date” and “Total Assets” contained in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety, respectively, as follows:

“Adjusted Net Assets” means, as at any date of determination, an amount equal to (a) the value of the Total Assets of the Borrower minus (b) the Total Liabilities of the Borrower that are not Senior Securities Representing Indebtedness.

“Base Rate Margin” means (a) during the period from the Effective Date to but excluding the Amendment Effective Date, the percentage set forth from time to time in this Credit Agreement as the “Base Rate Margin”, and (b) on and after the Amendment Effective Date, 1.75%.

“Borrowing Base” means, at the relevant time of reference thereto, an amount which is equal to the lesser of (a) 33 1/3% of the Adjusted Net Assets of the Borrower and (b) the sum of the following items, without duplication (to the extent that they are classified as “assets” on the balance sheet of the Borrower in accordance with Generally Accepted Accounting Principles):

(i) 90% of the aggregate Asset Value of all Eligible Commercial Paper rated A1 or better by S&P or P1 or better by Moody’s and all Eligible Government Securities;

(ii) 80% of the aggregate Asset Value of all Eligible Domestic Debt Securities, Eligible OECD Sovereign Debt Securities and Eligible Guaranteed Debt Securities, in each case rated BBB- or better by S&P or Baa3 or better by Moody’s;

(iii) 75% of the aggregate Asset Value of (x) all Eligible Senior Loans which have a market value greater than 50% of the par value thereof, (y) all Eligible Tier 1 CLO Debt Securities, and (z) all Eligible Domestic Debt Securities rated BB- or better (but lower than BBB-) by S&P or Ba3 or better (but lower than Baa3) by Moody’s;

(iv) 60% of the aggregate Asset Value of (x) all Eligible Domestic Debt Securities rated B- or better (but lower than BB-) by S&P or B3 or better (but lower than Ba3) by Moody’s, and (y) all Eligible Tier 2 CLO Debt Securities;

(v) 50% of the aggregate Asset Value of (w) all Eligible Senior Loans which have a market value greater than 25% but equal to or less than 50% of the par value thereof, (x) all Eligible Non-OECD Sovereign Debt Securities, (y) all Eligible CLO Equity Securities, and (z) all Eligible Domestic Equity Securities; and

(vi) the Investment Percentage of the aggregate Asset Value of all Eligible Other Investments;

provided, that:

(1) if any Security or other investment has a lower rating from one rating agency than from another, the higher rating shall be disregarded for purposes of the foregoing;

(2) no asset listed in paragraphs (i), (ii), (iii), (iv), or (v) immediately above shall be included in the calculation of the Borrowing Base if it constitutes an Illiquid Asset or an Unquoted Investment; and

(3) no asset shall be included in the calculation of the Borrowing Base if it is the subject of a reverse repurchase agreement, dollar roll or securities lending transaction.

“Eligible Domestic Debt Securities” means debt Securities (other than Asset-backed Securities) of issuers domiciled, and having their principal place of business in the United States, including, without limitation, corporate bond obligations, which are free and clear of any Adverse Claims and in which the Agent has, for the benefit of the Agent and the Banks, a first priority perfected security interest pursuant to the Security Documents (subject to Liens in favor of the Custodian granted pursuant to the Custody Agreement to secure obligations arising thereunder), provided that Eligible Domestic Debt Securities shall not include (a) any Bank Loan, (b) any Bank Loan Participation, or (c) any Convertible Security.

“Eligible Domestic Equity Securities” means common equity securities, issued by issuers domiciled, and having their principal place of business in the United States, which are free and clear of any Adverse Claims, and in which the Agent has, for the benefit of the Agent and the Banks, a first priority perfected security interest pursuant to the Security Documents (subject to Liens in favor of the Custodian granted pursuant to the Custody Agreement to secure obligations arising thereunder).

“Eligible Government Securities” means “government securities” (as defined in the Investment Company Act), which for the purposes hereof shall include any securities issued or guaranteed as to principal or interest by the Government of the United States, which are free and clear of any Adverse Claims and in which the Agent has, for the benefit of the Agent and the Banks, a first priority perfected security interest pursuant to the Security Documents (subject to Liens in favor of the Custodian granted pursuant to the Custody Agreement to secure obligations arising thereunder), provided that “Eligible Government Securities” shall not include any Asset-backed Security.

“Eligible Guaranteed Debt Securities” means debt securities issued or guaranteed by the Government National Mortgage Association, the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation, which are free and clear of any Adverse Claims and in which the Agent has, for the benefit of the Agent and the Banks, a first priority perfected security interest pursuant to the Security Documents (subject to Liens in favor of the Custodian granted pursuant to the Custody Agreement to secure obligations arising thereunder).

“Eligible Senior Loans” means Bank Loans and Bank Loan Participations (other than sub-participation interests), in each case (x) which are free and clear of any Adverse Claims, and (y) in which the Agent has, for the benefit of the Agent and the Banks, a first priority perfected security interest pursuant to the Security Documents (subject to Liens in favor of the Custodian granted pursuant to the Custody Agreement to secure obligations arising thereunder).

“Revolving Credit Period” means the period from and including the Existing Effective Date to but excluding the Revolving Period End Date.

“LIBOR Margin” means (a) during the period from the Effective Date to but excluding the Amendment Effective Date, the percentage set forth from time to time in this Credit Agreement as the “LIBOR Margin”, and (b) on and after the Amendment Effective Date, 1.75%

“Termination Date” means September 6, 2016, or such earlier date on which the Loans become due and payable in accordance herewith.

“Total Assets” means, at any date of determination, all assets of the Borrower which in accordance with Generally Accepted Accounting Principles would be classified as assets upon a balance sheet of the Borrower prepared as of such date, valued in accordance with the methods and procedures described in the Borrower’s Valuation Procedures, provided, however, that Total Assets shall not include (a) equipment, or (b) deferred organizational and offering expenses.

5. The defined term “Interest Period” contained in Section 1.01 of the Credit Agreement is hereby amended by replacing the phrase “one, two or three months thereafter” contained therein with the phrase “one month thereafter”.

6. Section 1.01 of the Credit Agreement is hereby amended by deleting each of the following defined terms: “Additional Commitment”, “Additional Commitment Bank”, “Consent Date”, “Eligible Collateralized Loan Obligations”, “Existing Termination Date”, “Non-Extending Bank”, “Relevant Rated Asset” and “Unrated Asset”.

7. Section 2.05(d) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(d) (i) In addition to any and all payments which may be required under Section 2.05(b), Section 2.05(c) or Section 2.05(d)(ii) hereof, on or before each of the dates set forth below, the Borrower shall prepay the aggregate outstanding principal balance of the Loans by the amount set forth below adjacent to such date:

Date	Amount
May 30, 2016	$10,000,000
June 30, 2016	$10,000,000
July 31, 2016	$10,000,000

(ii) In addition to any and all payments which may be required under Section 2.05(b), Section 2.05(c) or Section 2.05(d)(i) hereof, on each date upon which the Borrower incurs any Debt to BNP and immediately after giving effect thereto the aggregate outstanding principal balance of all the Borrower’s Debt to BNP exceeds the BNP Amount, the Borrower shall simultaneously prepay the aggregate principal balance of the Loans by the amount of such excess. For purposes hereof, “BNP Amount” means the sum of $15,000,000 plus the aggregate principal amount of all prepayments made pursuant to this

Section 2.05(d)(ii).

8. Each of Sections 2.05(h), 2.06(b), 2.07 and 2.08(a) of the Credit Agreement is hereby amended by replacing the term “Termination Date” in each instance it is contained therein with the term “Revolving Period End Date”.

9. Section 2.06(c) of the Credit Agreement is hereby amended by replacing the phrase “two percent (2%) above” contained therein with the phrase “four percent (4%) above”.

10. Section 2.09 of the Credit Agreement is hereby amended and restated in its entirety as follows:

SECTION 2.09.    [Reserved]

11. Section 2.10 of the Credit Agreement is hereby amended by adding a new paragraph (f) thereto at the end thereof as follows:

(f) The Borrower hereby authorizes and irrevocably directs the Agent, at the Agent’s option at any time upon and following the due date for payment by the Borrower of any amounts under the Loan Documents, and without any further notice to or consent of the Borrower, to debit any account(s) of the Borrower with the Agent (in any capacity) and apply amounts so debited toward the payment of any such amounts due and owing under the Loan Documents. Notwithstanding such authorization and direction, the Borrower hereby further acknowledges and agrees that (i) the Agent shall have no obligation to so debit any such account(s) and shall have no liability whatsoever to the Borrower for any failure to do so, and (ii) the Borrower shall fully retain the obligation under the Loan Documents to make all payments owing by the Borrower thereunder when due.

12. Section 5.01(c) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(c) as soon as available and in any event not later than the first Wednesday following the end of each calendar week, (i) a Borrowing Base Report as of the close of business on the last Domestic Business Day of such calendar week, (ii) a report listing each asset of the Borrower, noting in each case whether or not BNP or any other Person (other than State Street) has any Lien on such asset, such report to be in form and substance reasonably satisfactory to the Agent and the Banks, and (iii) a reconciliation report with respect to trade activity of the Borrower, such report to be in form and substance reasonably satisfactory to the Agent and the Banks, and to include (1) a list of all trades executed and all trades settled during such calendar week, and (2) a list of all trades which, as of the close of business on the last Domestic Business Day of such calendar week, have not fully settled;

13. Section 5.07(e) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(e) Debt in an aggregate principal amount not to exceed $75,000,000 at any one time outstanding to BNP;

14. Section 9.06(f) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(f) No bank may become an Assignee pursuant to clause (c) above unless such bank constitutes a “bank” (as such term is used in Section 18(f)(1) of the Investment Company Act) in the reasonable judgment of the Borrower and the Agent. No Person may become a Participant or an Assignee pursuant to clause (b) or (c) above if that Person is an Affiliate of the Borrower.

15. Exhibit D to the Credit Agreement is hereby amended and restated in its entirety in the form of Exhibit D hereto.

16. Paragraphs 1 through 15 of this Amendment shall not be effective until each of the following conditions is satisfied (the date, if any, on which such conditions shall have first been satisfied being referred to herein as the “Amendment Effective Date”):

(a) the Agent shall have received from the Borrower and each Bank either (i) a counterpart of this Amendment executed on behalf of such party, or (ii) written evidence satisfactory to the Agent (which may include electronic mail transmission (in printable format) or facsimile of a signed signature page of this Amendment) that each such party has executed a counterpart of this Amendment;

(b) the Agent shall have received from the Borrower a manually signed certificate from the Secretary or Assistant Secretary of the Borrower, in all respects satisfactory to the Agent, (i) certifying as to the incumbency of authorized persons of the Borrower executing this Amendment, (ii) attaching true, complete and correct copies of the resolutions duly adopted by the board of directors of the Borrower approving this Amendment and the transactions contemplated hereby, all of which are in full force and effect on the date hereof, and (iii) certifying that the Borrower’s Charter Documents have not been amended, supplemented or otherwise modified since May 8, 2015 or, if so, attaching true, complete and correct copies of each such amendment, supplement or modification;

(c) the Agent shall have received from the Borrower a manually signed certificate from an Authorized Signatory, in all respects satisfactory to the Agent, (i) representing and warranting that after giving effect to the amendments contained in this Amendment, the representations and warranties of the Borrower contained in the Credit Agreement and the other Loan Documents are true and correct in all respects on and as of the Amendment Effective Date with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date), and (ii) certifying that neither the execution and delivery by the Borrower of this Amendment nor the consummation of the transactions contemplated by the Amendment and the Credit Agreement, as amended hereby, nor compliance with the terms, conditions and provisions hereof or thereof by the Borrower will conflict with, or result in a breach or violation of, or constitute a default under any contractual restriction (including any such contractual restriction governing the BNP Debt) binding on or affecting the Borrower or any of its assets;

(d) the Agent shall have received from the Borrower a manually signed Borrowing Base Report from an Authorized Signatory, in all respects satisfactory to the Agent, evidencing that the Borrowing Base as of the close of business on the Domestic Business Day immediately preceding the Amendment Effective Date is equal to or greater than the Closing Date Loan Balance;

(e) receipt by the Agent of the legal opinion of Ropes & Gray LLP, outside counsel for the Borrower, addressed to the Agent and the Banks and covering such matters relating to the transactions contemplated hereby as the Agent may reasonably request; and

(f) the Borrower shall have paid all out-of-pocket fees and expenses incurred by the Agent (including, without limitation, reasonable legal fees and disbursements of counsel to the Agent) in connection herewith to the extent they have been invoiced prior to the date hereof and are payable by the Borrower pursuant to Section 9.03 of the Credit Agreement.

17. Except as expressly set forth herein, the Loan Documents shall remain in full force and effect, and no amendment or waiver in respect of any term or condition of any Loan Document shall be deemed to be an amendment or waiver in respect of any other term or condition contained in any Loan Document.

18. This Amendment may be executed in any number of counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. It shall not be necessary in making proof of this Amendment to produce or account for more than one counterpart signed by the party to be charged. Delivery of an electronic counterpart to this Amendment (which may include electronic mail transmission (in printable format) or facsimile of a signed signature page of this Amendment) shall be as effective as delivery of an original counterpart.

19. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE COMMONWEALTH OF MASSACHUSETTS, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

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IN WITNESS WHEREOF, each party hereto, intending this Amendment No. 4 and Waiver No. 1 to the Amended and Restated Credit Agreement to take effect as an agreement under seal, has caused this agreement to be duly executed by its duly authorized representative(s) as of the day and year first above written.

NEXPOINT CREDIT STRATEGIES FUND

By:	/s/ Frank Waterhouse
Name: Frank Waterhouse
Title: Treasurer

STATE STREET BANK AND TRUST COMPANY, individually and as Agent

By:	/s/ James H. Reichert
Name: James H. Reichert
Title: Vice President